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                                                                   EXHIBIT 10.20

                        Discovery Laboratories Agreement


This Agreement, having an effective date of August 16, 1998 ("Effective Date"), is entered into by and between Discovery Laboratories, Inc. ("Discovery") located in Doylestown, PA. and Pharmalytic, Inc. ("Pharmalytic"), 435 Creamery Way, Exton, PA. 19341.

WHEREAS, Pharmalytic engages in the business of contract analytical testing, conducting and analyzing stability studies, developing and validating analytical methods and managing and performing associated studies for the pharmaceutical industry;

WHEREAS, Discovery desires to utilize the services of Pharmalytic to conduct stability studies on various Discovery compounds and to perform method development, validation and release testing on said compounds as per Discovery's direction;

NOW THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement, the parties agree as follows:

1. Study: Pharmalytic will use reasonable best efforts, using no less than commonly accepted professional standards of workmanship to conduct for Discovery studies (collectively, the "Study") relating to the stability, release testing and, where required, development and/or validation of associated stability indicating and/or release methods of the KL4 Surfactant (Surfaxin(TM)) as defined in the individual proposals attached in Appendix A.

Pharmalytic shall initiate studies only upon written request of Discovery and receipt by Pharmalytic of approved protocols, timelines and technical procedures from Discovery. Pharmalytic may prepare such protocols, timelines and procedures but must obtain approval from Discovery prior to initiation of associated work. During the term of this Agreement, Discovery may, from time to time, modify the Study in writing. A material change in the Study may result in a corresponding change in the cost of the Study, as agreed by the parties in writing. Pharmalytic shall consult with Discovery regarding all methods, reagents and protocols and the like and Discovery shall have final approval authority over all aspects of the study. Pharmalytic will provide appropriate reports and updates for all Discovery studies as follows:

         a. Stability studies: Written interim reports including, where appropriate, trend analysis for each method will be provided within one week of sample analysis. A final stability report will be provided by Pharmalytic within two weeks of the Study completion. Pharmalytic will provide both technical and Quality Assurance review on all stability reports.
        b. All development work will be communicated by conference call to Discovery on a schedule mutually agreed upon by the two parties. A development report will be available within a specified period of time following completion of the work.


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        c.        Validation work will be reported in a validation report having the format required by Discovery. Pharmalytic will provide both technical and Quality Assurance review on all validation reports.
        d. Product release testing will be reported through the submission of a complete technical report and associated Certificate of Analysis for each lot tested. Pharmalytic will provide both technical and Quality Assurance review on all product release reports and Certificates of Analysis.

2. Price and Payment: As consideration for Pharmalytic conducting the Study, Discovery shall pay to Pharmalytic the amount specified within each approved study proposal as follows:

        a. Approved proposals shall be attached in Appendix A of this agreement.
        b. For studies initiated by Pharmalytic following approval by Discovery, Pharmalytic shall provide Discovery with an invoice of completed work.
        c. Discovery shall pay all invoices in U.S. currency within thirty (30) days of receipt of the invoice
        d. For stability studies, Pharmalytic will invoice Discovery following completion of testing at each time pull.
        e. For development work Pharmalytic will invoice Discovery following the completion of mutually agreed upon phases of the work.
        f.        For validation studies, Pharmalytic will invoice Discovery following completion of the validation report.
        g.        For release testing, Pharmalytic will invoice Discovery
                  following completion of the report and Certificate of Analysis.
        h. Discovery shall pay to Pharmalytic, within thirty (30) days, the agreed upon amount following receipt of the invoice for said work completed in sections 2d, 2e, 2f and 2g.

3. Raw Materials: Discovery shall deliver or have delivered to Pharmalytic, at Discovery's sole expense, for use by Pharmalytic in the Study reasonable quantities of Surfaxin(TM) and all associated drug substances or drug products unique to Discovery's drug development and marketing programs. Discovery shall supply to Pharmalytic, the appropriate drug in container/closure systems required by each Study. Pharmalytic shall be responsible for procurement, preparation, proper quality and documentation of the quality of all other raw materials, reagents and instrumentation used in this study. The remaining portions of any Discovery compound will remain the sole property of Discovery and will be returned to Discovery or disposed of according to Discovery's instructions in writing.

4. Records: Pharmalytic shall prepare and maintain detailed written records of the Study. Pharmalytic shall deliver to Discovery a detailed report describing the results and conclusions of each study as described in section 2. Discovery shall own and be free to disclose and use for any purpose all data, information and reports resulting from the Study hereunder. Discovery may audit such records during Pharmalytic's normal business hours.



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5. Errors: If there is an error committed by Pharmalytic in regard to its obligations to Discovery under this Agreement, and, if the error committed thereby invalidates the Study in whole or in part, then Pharmalytic will repeat those portions of the Study to correct for such error in a timely fashion without additional cost to Discovery.

6. Confidentiality: All information received from Discovery or obtained as a result of Pharmalytic's performance hereunder, including but not limited to results, data, reports, laboratory worksheets, information and the like resulting from Pharmalytic's performance hereunder ("Information"), shall be the sole property of Discovery. Pharmalytic shall maintain as confidential all Information and shall limit access to Surfaxin(TM) and Information to only those persons who under direct Pharmalytic control, will be engaged in employing Surfaxin(TM) and Information for the purposes of fulfilling Pharmalytic's obligations under this Agreement. At no time shall Surfaxin(TM) or Information be enplaned for any purpose other than as described herein or disclosed or provided to any third party without the prior written consent of Discovery. The foregoing obligation shall not apply to Information (a) which was known to Pharmalytic prior to this Agreement as evidenced by its written records except Information which was known to Pharmalytic as a result of prior confidential disclosures to Pharmalytic by Discovery or work performed by Pharmalytic for Discovery, (b) which is or becomes generally available for public use; (c) which is disclosed to Pharmalytic by a third party who has the legal right to disclose Information. If Pharmalytic is required by law to disclose Information to an authorized government agency or to any other party, Pharmalytic shall immediately notify Discovery of all details of the request prior to any disclosure.

7. Property Ownership: Pharmalytic agrees that all Surfaxin(TM) and samples containing Surfaxin(TM) and derivatives and impurities thereof (including but not limited to controls, standards, mixtures, etc.) shall be the sole property of Discovery. Discovery's intent as the retention return or disposal of said materials is to be supplied to Pharmalytic in writing by Discovery.

8. Intellectual Property: Pharmalytic agrees that all reports, information, discoveries, inventions or improvements whether patentable, copyrightable, or not, arising from Pharmalytic's performance under this Agreement shall promptly be made known to Discovery and shall be the sole property of Discovery. All reports, information, discoveries, inventions or improvements relative to Surfaxin(TM) shall be assigned to Discovery.

9. Term and Termination: This Agreement shall be effective on the Effective Date and unless earlier terminated, shall continue until the performance of each party under this Agreement is complete. Upon written notice to Pharmalytic, Discovery shall have the right at any time to terminate this Agreement in whole or in part, prior to completion. Such termination by Discovery shall not relieve Discovery of its obligations under this Agreement to pay Pharmalytic for all work completed and costs incurred by Pharmalytic for Discovery prior to termination and invoiced to Discovery.

10. Assignment: Neither this Agreement nor any interest hereunder shall be assignable by either party without the prior written consent of the other party except to a successor by merger or sale of substantially all of its business to which this Agreement relates.



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11. Waiver: No provision of this Agreement shall be waived by any act, omission or knowledge of a party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving party.

12. Severability: Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of this Agreement.

13. Independent Contractors: The relationship between Discovery and Pharmalytic created by this Agreement is one of independent contractors and neither party shall have the power or authority to bind or obligate the other except as expressly set forth in this Agreement. Pharmalytic shall use its discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.

14. Governing Law: This agreement shall be governed by the law of Pennsylvania.

15. Names: Both parties agree that they will not use the name of the other party or any of its personnel without the written permission of the other party.

16. Headings: The descriptive headings of this Agreement are for convenience only and shall be of no force or effect in construing or interpretting any of the provisions of this Agreement.

17. Merger: This Agreement is the entire agreement between Discovery and Pharmalytic regarding the subject matter hereof, and it shall be agreed that no modifications of this Agreement shall be effective unless agreed to in writing by authorized representatives of both parties. This Agreement becomes effective and binding on both parties when signed by each party below.



Discovery Laboratories, Inc.                        Pharmalytic, Inc.



By: /s/ Robert J. Capetola                          By:
   ------------------------                            ------------------------

Name: Robert J. Capetola                            Name:
     ----------------------                              ----------------------


Title:   President/CEO                              Title:
       --------------------                               ---------------------

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                                   APPENDIX A
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[***] Confidential Treatment Requested. Omitted portions have been filed separately with the Commission